James E. Slayton, CPA
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2858 West Market Street
Suite C
Fairlawn, Ohio 44333
1-330-864-3553

To Whom It May Concern:

          The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of December 31, 1999, on the Consolidated Financial Statements of Light Management Group Inc. from January 31, 1999 through December 31, 1999, in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.

Professionally,




James E. Slayton, CPA
Ohio License ID # 04-1-15582